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                                                                   EXHIBIT 10.19

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into as of December __, 1999 and is to be effective as of January 1, 2000 (the "Effective Date") between News Communications, Inc., a Nevada corporation ("News Communications"), located at 174-15 Horace Harding Expressway, Fresh Meadows, N.Y. 11365, and Martin Tolchin ("Tolchin"), located at 3525 Winfield Lane N.W., Washington D.C. 20007.

         WHEREAS, News Communications desires to continue to produce a publication which reports and publishes news and features relating to the United States Congress and the political process and may begin to produce seminars, newsletters and other new products related to and/or derived from The Hill (hereinafter referred to as "The Hill"); and

         WHEREAS, News Communications desires to continue to employ Martin Tolchin as Editor-in-Chief and Publisher of The Hill (which shall incorporate any matters related thereto, such as seminars, newsletters, etc.), as described herein, and Tolchin desires to continue to be so employed.

         NOW, THEREFORE, in consideration of the agreements and covenants contained herein, News Communications and Tolchin hereby agree as follows:

                                    ARTICLE I

                                   Employment

         Section 1.01. Position: Term; Responsibilities. News Communications shall continue to employ Tolchin as Editor-in-Chief and Publisher of The Hill, for a term (the "Employment Period") commencing on the Effective Date and ending on December 31, 2002.

         This Agreement shall be guaranteed by News Communications pursuant to the terms of Section 2.04 below.

         Section 1.02. Duties. Subject to the terms of this Agreement, during the Employment Period, Tolchin shall continue to hold the titles and duties of Editor-In-Chief and publisher of The Hill.

         As Editor-In-Chief, Tolchin shall have total and unconditional editorial independence. Tolchin shall be responsible for and shall have complete and total discretion over the entire editorial and news content and the day-to-day and long-term, strategic decisions with respect to the news and editorial affairs of The Hill, and such management issues incident thereto, including, but not limited to, the hiring and firing of the editorial and news staff, assignment and editing of articles, layout and all other editorial and news matters.








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         As publisher, Tolchin shall control all business matters, subject to the final decision of the CEO and board of directors of News Communications, which decision shall not unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing sentence, but subject to any business plan established by News Communications in consultation with Tolchin, Tolchin shall control all day-to-day business decisions and, in that connection, shall have the authority to enter into contracts on behalf of The Hill in the ordinary course of business.

         Tolchin shall perform faithfully the duties set forth above to the best of his ability and devote his full and undivided business time and attention to the transaction of The Hill's business, subject to Tolchin's right to pursue non-conflicting business, as set forth in Section 3.05.

                                   ARTICLE II

                                  Compensation

         Section 2.01. Base Compensation. As compensation for his services hereunder, News Communications shall pay to Tolchin during the Employment Period a base salary ("Base Salary") at the rate of not less than $200,000 per annum, which Base Salary shall be increased on January 1 (the "Escalation Date") of each year during the Employment Period, beginning January 1, 2001, by a percentage equal to the percentage increase in the Consumer Price Index for All Urban Wage Earners, Washington, D.C. Metropolitan Area, between the month of November immediately preceding the date of such increase and the month of November for the preceding year (the "Cost of Living Increase").

         Section 2.02. Bonus and Stock Options.

         (a) Annual Bonus. During the Employment Period, Tolchin shall receive a bonus tied to the earnings of The Hill. Said bonus shall be calculated and paid within 75 days of the end of each fiscal year during the term of the Agreement. The amount of the Bonus shall be calculated as set forth below:

                  (i) 5% of the amount by which EBITDA for the current fiscal year is equal to or less than 110% of EBITDA for the fiscal year immediately preceding such fiscal year;

                  (ii) 20% of the amount by which EBITDA for the current fiscal year exceeds 110% of EBITDA for the fiscal year immediately preceding such fiscal year; and

         (b) Long-term Bonus. If at the end of any fiscal year during the Employment Period of the Agreement, EBITDA is equal to or in excess of $1,500,000, Tolchin shall be paid a long-term bonus of $250,000. Said long-term bonus shall be paid one-time only during the Employment Period, if at all, and if earned, will be paid within 75 days of the end of the fiscal year in which it is earned.

         For purposes of the foregoing, "EBITDA" shall mean with respect to any period, earnings of The Hill for such period before interest (including without limitation the interest component of any capital lease obligation), taxes, depreciation and amortization for such period;












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provided, that for purposes of determining EBITDA, (i) cash and non-cash compensation expenses resulting from Tolchin's equity arrangements shall, to the extent deducted from earnings in calculating EBITDA in accordance with generally accepted accounting principles, be added back to earnings in calculating EBITDA and (ii) earnings shall exclude earnings from extraordinary items, including net gains or losses from sales of assets (other than asset sales in the ordinary course of business) or sales of stock. In comparing EBITDA of The Hill at two different points in time, the parties agree that the determination of EBITDA shall be adjusted on a basis acceptable to both parties to reflect extraordinary, non-recurring items and events, such as acquisitions and divestitures and other corporate events which have occurred during the time period between the two such reference points in time.

         (c) Stock Options. Tolchin shall be granted options to purchase forty-five thousand (45,000) shares of the Common Stock of News Communications (the "Stock") at an exercise price of $___ per share (the "Options"). The terms and conditions, including vesting, of the Options shall be set forth in a separate Option Agreement attached hereto as Exhibit A.

         (d) Transferability and Exercise of Options; Stock Splits; Reverse Stock Splits; Stock Dividends. The restrictions on transfer placed on the Options granted pursuant to this Agreement shall not restrict Tolchin's right to exercise the Options at any time. If at any time, News Communications, with respect to the Stock, shall declare a stock split, reverse stock split, stock dividend or any other event affecting the capital structure of News Communications, the Options granted or which may be granted in the future pursuant to this Agreement shall be increased (or decreased, in the case of a reverse stock split) in number to reflect such stock split, reverse stock split, stock dividend or other recapitalization event and the exercise price shall be revised accordingly to insure that Tolchin receives at least the same economic benefit as if Tolchin had exercised the Options just prior to the event or events affecting the capitalization of News Communications.

         Section 2.03. Equity Interest.

         (a) Equity Interest. Tolchin shall continue to own a two and one-half percent (2 1/2%) phantom equity interest (the "Equity Interest") in The Hill. The Equity Interest is fully vested and is irrevocable; provided, however, that the Equity Interest only shall be transferable or exercisable in accordance with
Section 2.03(b). If News Communications creates a subsidiary to operate The Hill, Tolchin shall receive a pro rata share of the entire capital stock of such subsidiary, on a fully diluted basis, equal to his aggregate Equity Interest ("Equity Percentage"). Upon any additional distribution of stock, stock dividend, granting of stock rights or options or any recapitalization or event affecting the capitalization of the subsidiary or otherwise having a dilutive effect on Tolchin's Equity Percentage, Tolchin immediately shall be issued sufficient additional shares as is necessary to maintain his Equity Percentage. Notwithstanding the foregoing, Tolchin's Equity Interests or Equity Percentage shall be liquidated at Tolchin's option in accordance with the terms and appraisal procedures set forth in Section 2.03(b).

         (b) Liquidation and Cash-Out of Equity Interests. At any time during or after the termination or expiration of the Employment Term or during or after expiration or termination of









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this Agreement for any reason, including, but not limited to, Tolchin's death,
Tolchin may exercise the right to liquidate and cash-out (the "Cash-Out Right") not less than all of his Equity Interest or Equity Percentage and receive cash equal to his pro rata share (based on the equity percentage reflected in the Equity Interest or Equity Percentage, as the case may be) of the Appraised Fair Market Value. Tolchin may exercise the Cash-Out Right by sending written notice to News Communications (the "Cash-Out Notice") of his election to exercise the Cash-Out Right. Upon receipt of the Cash-Out Notice by News Communications, Tolchin and News Communications shall each, within fifteen (15) days, retain an experienced appraiser (each an "Experienced Appraiser"), which Experienced Appraisers shall have the experience and expertise of valuing media or newspaper businesses. Each such Experienced Appraiser shall submit its determination of appraised fair market value, appraised on a going concern basis, provided that at the time of such evaluation The Hill is a going concern (the "Appraised Fair Market Value") within forty-five (45) days of the later of the date upon which the last Experienced Appraiser was engaged or the last day of the period provided for making such engagement. In the event of a difference of not more than five percent (5%) between the Appraised Fair Market Value by the initial two Experienced Appraisers (measured as a fraction, the numerator of which is the difference between the two appraisals and the denominator of which is the lower of the two appraisals), the Appraised Fair Market Value shall be the average of the two appraisals. In the event of a difference of greater than five percent (5%) between those two appraisals, a third Experienced Appraiser shall be selected jointly by the initial two Experienced Appraisers within ten (10) days following the delivery of the second appraisal, and the third Experienced Appraiser shall submit its determination of Appraised Fair Market as soon as practicable but at least within forty-five (45) days of the date upon which the third Experienced Appraiser was engaged. In such case, the Appraised Fair Market Value shall be (i) the middle appraisal if it is equidistant from the high and low appraisals, or (ii) otherwise, the average of the nearer two appraisals among the three appraisals.

         Each party shall bear the cost of the retention of their respective Experienced Appraiser, and if a third Experienced Appraiser is retained, the cost of such retention will be equally shared by the parties.

         If News Communications shall receive a third party offer ("Third Party Offer") from a ready, willing and able purchaser, Tolchin shall not be entitled to vote on account of his Equity Interest to accept or reject the terms of the Third Party Offer, and he shall be obligated to sell his Equity Interest in connection with such sale and shall deliver any securities owned by him on a date specified by News Communications duly endorsed in blank; provided, however, if the Third Party Offer is from a person or entity directly or indirectly affiliated with News Communications (an "Affiliate") (including, but not limited to, a shareholder, officer, director, direct or indirect subsidiary or parent, or an officer, director or shareholder of such direct or indirect parent or subsidiary, or any relative of any of the foregoing) News Communications shall deliver a fairness opinion from a recognized investment banking firm reasonably acceptable to Tolchin to the effect that the terms of the sale are fair from a financial point of view; provided, further that if the Third Party Offer is for less than all of the capital stock of The Hill, Tolchin shall receive a pro rata portion of the sale proceeds. If News Communications shall accept such Third Party Offer, then Tolchin shall receive on the closing of the sale of The Hill a cash payment equal to








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his Equity Interest or Percentage Interest, as the case may be, of the total value of the consideration, including, but not limited to, cash, stock and other securities received from the purchaser of The Hill, net of all costs and expenses incurred by News Communications in connection with such sale; provided, however, that the purchaser of The Hill shall assume all of the other obligations of News Communications under this Agreement. For purposes of valuing any and all consideration, other than cash or stock in the purchaser, so long as such stock is immediately convertible into cash on an established trading market or otherwise, received by News Communications on account of the sale or transfer of The Hill, the parties shall employ the appraisal process set forth in Section
2.03 (b). Except as set forth in this Agreement, Tolchin shall not receive any other compensation from the operations of The Hill.

         Section 2.04 Contract Guarantee; Agreement Termination; and Termination of the Newspaper.

         (a) Contract Guarantee. This Agreement shall be guaranteed for the Employment Period, and during the Employment Period Tolchin shall receive and be the beneficiary of all payments, rights, options, interests and indemnities, which are made, granted, provided to or inure to the benefit of Tolchin pursuant to or arising out of this Agreement, including, but not limited to, all Base Salary payments; provided, however, News Communications may terminate this Agreement and shall be liable for payments after the date of termination (the "Termination Date") only as provided below.

         (b) Agreement Termination.

             (i) DISABILITY. If Tolchin is disabled, he shall be entitled to receive the Base Salary to which he otherwise would have been entitled, were he not disabled, for a period of one hundred eighty (180) days from the onset of his disability. The term "disabled" shall mean the continuous and uninterrupted inability to perform Tolchin's duties on behalf of The Hill, by reason of accident, illness, or disease, and the "onset of his disability" shall mean the first day of such inability to perform his duties.

             If Tolchin remains disabled throughout the one hundred eighty (180) day period beginning with the onset of his disability, then his employment shall thereafter be deemed terminated, and he will not be entitled to any further payments under this Agreement, other than (a) receipt of disability payments under any disability insurance policy acquired by News Communications for his benefit, if any, (b) the cash out right when exercised as defined in section 2.03(b) above, and (c) a pro-rated bonus pursuant to section 2.02(a) for the period of the year up to and including the Termination Date. Said pro rated bonus shall be calculated by multiplying the annual bonus by a fraction, the numerator of which is the number of days in that year through the Termination Date and the denominator of which is the total number of days in that year. Said pro rated bonus will be paid once in the year Tolchin becomes disabled and not in any year thereafter.

             (ii) DEATH. If Tolchin dies during the term of his employment hereunder, News Communications shall pay to Tolchin's estate such compensation as would otherwise be









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payable to Tolchin for a period of six (6) months. After said six (6) month period following Tolchin's death, no further payments shall be due under this Agreement.

             (iii) Termination of Tolchin For Cause. Notwithstanding the provisions of Section 2.04(a) hereof, Tolchin's employment and all of his rights and benefits other than vested rights in Options and the Equity Interest or Equity Percentage, but not his obligations, under this Agreement shall terminate immediately upon notice from the Board that his employment is being terminated for cause. A termination for "Cause" is a termination (evidenced by a resolution adopted by a vote of a majority of the members of the entire Board of Directors of News Communications) because Tolchin has:

                            (a) breached or failed to comply with any of the
material terms of this Agreement;

                            (b) continually failed in bad faith to perform his
material duties under this Agreement;

                            (c) engaged in gross negligence or willful
misconduct in connection with or arising out of the performance of his duties hereunder, including, without limitation, the misappropriation of funds;

                            (d) been repeatedly under the influence of drugs or
alcohol (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) during the performance of his duties under this Agreement, or while under the influence of such drugs or alcohol, engages in grossly inappropriate conduct during the performance of his duties under this Agreement;

                            (e) engaged in behavior that would constitute
grounds for liability for harassment (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body) or other egregious conduct violative of laws governing the workplace; or

                            (f) committed any act of fraud, larceny,
misappropriation of funds or embezzlement or been convicted of a felony or a crime of moral depravity or involving dishonest conduct pertaining to the business or affairs of The Hill, or is guilty of any act or omission, the intended or likely consequence of which is material injury to the business, property or reputation of The Hill, News Communications or any of its affiliates;

provided, however, that (A) in the case of clauses (a), (b) and (c) above, Tolchin shall receive thirty (30) days' advance written notice that the Board intends to meet to consider Tolchin's termination for Cause and specifying the actions constituting Cause, Tolchin shall have the opportunity to cure the conduct constituting Cause during such thirty (30) day period and/or Tolchin shall be given a reasonable opportunity to be heard by the Board on the issue prior to the Board's vote on the matter, (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for News








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Communications shall be conclusively presumed to be done, or omitted to be done, by Tolchin in good faith and in the best interests of The Hill and News Communications, and (C) in the case of clauses (a) or (b), failure to achieve a qualitative level of performance shall not be grounds for termination for Cause.

                  (iv) Voluntary Termination By Tolchin. Notwithstanding the provisions of Section 2.04 hereof, if Tolchin voluntarily terminates his employment with The Hill, for any reason, all of his rights and benefits, except Tolchin's vested rights in Options and the Equity Interest or Equity Percentage, but not his obligations, under this Agreement shall immediately terminate.

                  (v) Voluntary Termination by News Communication. If News Communication terminates Tolchin not for Cause, Tolchin shall be entitled to (a) the Base Salary through the Employment Period; (b) the annual bonus through the Employment Period; and (c) Tolchin's vested rights in Equity Interest or Equity Percentage.

         Notwithstanding anything to the contrary in this Section 2.04 or any other section of this Agreement, upon the expiration or termination of this Agreement for any reason whatsoever, the rights, options, bonuses and equity interests, which have been earned (even if not yet paid or liquidated), vested or provided to Tolchin pursuant to this Agreement, shall be transferable, assignable and exercisable and permitted to be liquidated and cashed-out, to the extent applicable under this Agreement, by Tolchin, his estate or any of Tolchin's transferees, assignees, personal representatives, heirs or beneficiaries, and, without limiting the foregoing, nothing in this Agreement shall be construed to limit Tolchin or his estate (or any assignee, transferee, personal representative, heir or beneficiary) from liquidating the Equity Interest in accordance with Section 2.03(b) or from seeking payment from News Communications for monies or benefits accrued, vested or earned.

         Section 2.05. Employee Benefits. During the Employment Period, Tolchin shall be entitled to participate in such employee benefit plans, including group pension, life and health insurance and other medical and dental benefits as News Communications may make available generally to individuals serving in comparable levels of senior management and to receive all other fringe benefits as are from time to time made generally available to individuals serving in comparable levels of senior management of News Communications.

                                   ARTICLE III

                                  Miscellaneous

         Section 3.01. Insurance. Tolchin shall aid News Communications in procuring any life, health, accident, disability, key man or other insurance News Communications should at any time apply for, in its own name and at its own expense, to insure the obligations of News Communications hereunder, by submitting to the usual and customary medical examinations and by completing, executing and delivering such applications and other instruments in writing as may be reasonably required by any insurance company or companies.






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         News Communications shall provide Tolchin with publisher's "Errors and
Omissions" insurance, including libel coverage, in adequate amounts in relation to what is customary in the industry. In addition, notwithstanding the foregoing insurance coverage, News Communications agrees to indemnify, defend and hold Tolchin harmless from and against any and all claims, actions, controversies, suits (including, but not limited to, libel and slander suits), liabilities, losses, damages, judgments, awards, costs and expenses (including, but not limited to, all reasonable attorneys' fees and disbursements) as incurred by reason, or arising out, of or resulting from Tolchin's employment by News Communications or his duties performed or to be performed pursuant to this Agreement, or related to or arising out of the enforcement of the foregoing indemnity obligations.

         The foregoing paragraph and News Communications' indemnity obligations and duties set forth therein shall survive the termination or expiration of this Agreement for any reason.

         Section 3.02. Professional Organizations. News Communications shall pay for the cost of Tolchin's membership in business and professional organizations and clubs, including all reasonable initiation fees, dues, membership and usage charges relating to such memberships during the Employment Period; provided, however, such reimbursement shall be subject to a limit of ten thousand dollars ($10,000) per year of the Employment Period.

         Section 3.03. Expense Account. News Communications shall provide Tolchin with an expense account, which is to be comparable to that provided to other similarly situated media senior executives. Such expense account shall provide for direct billing to News Communications of expenses incurred or timely reimbursement to Tolchin of expenses paid for by Tolchin, including, but not limited to, all reasonable business travel, meal and entertainment expenses. Tolchin shall submit to News Communications all supporting documentation relating to expenses incurred by Tolchin, which documentation shall be in accordance with the policies and procedures of News Communications.

         Section 3.04. Vacation. Tolchin shall be entitled to paid vacation days in each calendar year of the Agreement up to six (6) weeks in any calendar year.

         Section 3.05. Outside Employment. Tolchin shall remain free to perform and receive compensation for non-conflicting books, television appearances and board memberships. Tolchin shall be permitted to perform and receive compensation for writing occasional non-conflicting "op-ed" columns and giving occasional non-conflicting speeches. The right to give speeches shall be subject to News Communications' right to withhold consent if, in its reasonable belief, which belief is timely conveyed in writing to Tolchin, such speeches have been detracting from Tolchin's duties to The Hill.

         Section 3.06. Location of Newspaper and Tolchin.

         Tolchin and all editorial operations and staff shall be staffed in and operate from Washington, D.C. on a full-time basis.







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         Section 3.07. Legal Fees and Disbursements. News Communications shall reimburse Tolchin for all legal fees and disbursements incurred by Tolchin relating to or arising out of the negotiation and drafting of this Agreement and the negotiation and drafting of the Agreement in Principle preceding this Agreement; provided, however, such reimbursement shall be subject to a limit of twenty thousand dollars ($20,000).

         Section 3.08. Notices. Any notice or request required or permitted to be given hereunder shall be sufficient if in writing and delivered personally or sent by overnight courier to the address set forth above the first recital of this Agreement or any address designated by any party by notice similarly given. Such notice shall be deemed to have been given upon the receipt of such notice. Copies of all notices shall be sent to:

         With respect to notices to Tolchin:

                           Robert Barnett, Esq.
                           Williams & Connolly
                           725 12th Street
                           Washington, D.C. 20005

         With respect to notices to News Communications:

                           Steven Farbman
                           News Communications, Inc.
                           174-15 Horace Harding Expressway
                           Fresh Meadows, NY 11365

         Section 3.09. Assignment and Succession.

         (a) The rights and obligations of News Communications under this Agreement shall inure to the benefit of and be binding upon News Communications' successors, assigns and transferees, and Tolchin's rights and obligations hereunder shall inure to the benefit of and be binding upon his assignees, transferees and legal representatives.

         (b) Tolchin acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, Tolchin may not delegate any of his duties or obligations under this Agreement without the express prior written consent of News Communications.

         (c) News Communications may not assign this Agreement or its interest in or obligations under this Agreement without the prior written consent of Tolchin; provided, however. News Communications may assign this Agreement to:
(i) a newly formed subsidiary, but only if News Communications agrees to unconditionally guarantee the performance of this Agreement and the payment of all compensation and other consideration to be provided to Tolchin pursuant to this Agreement, and (ii) a non-affiliated third party who has purchased The Hill through a bona fide sale at arms'-length and at fair market value; provided, further, that such assignment is valid and









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binding only upon the satisfaction of the following conditions precedent: (A)
the purchaser of The Hill undertakes in writing to assume the Agreement and all obligations hereunder and (B) the purchaser pays Tolchin in cash an amount equal to all amounts owed to Tolchin on account of Tolchin's exercise of any Equity Interests (if exercised or liquidated by Tolchin prior to or on the date of closing of the sale of The Hill), bonuses or other payments due Tolchin up to and including the date of the closing of The Hill's sale.

         Section 3.10. Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matters covered hereby and the employment relationship between the parties (and supersedes any prior agreement as to such matters, including, but not limited to, the Agreement in Principle) and shall not be amended, modified or waived except in a writing signed by the parties hereto.

         Section 3.11. Headings. The Article and Section headings are for convenience or reference only and shall not define or limit the provisions hereof.

         Section 3.12. Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the internal laws of the District of Columbia, without regard to otherwise applicable rules of conflict of laws.

         Section 3.13. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         Section 3.14. Non-Competition. Tolchin agrees that upon termination of this Agreement caused by a material breach committed by Tolchin, Tolchin shall be restricted for one year from such termination from accepting employment as an editor and/or publisher or as senior executive with comparable duties as those performed by Tolchin hereunder of a Newspaper with a similar editorial content of The Hill and a focus on Washington political events.

         Section 3.15. Arbitration. The parties agree that any claim, dispute or controversy arising out of or relating to this Agreement and the terms and provision thereto shall be arbitrated before a single arbitrator, and such arbitration (the "Arbitration") shall be governed in accordance with the rules and procedures of the American Arbitration Association. The parties agree that the Arbitration shall occur in either Washington, D.C. or New York City.

         Section 3.16. Representations by Tolchin. Tolchin represents and warrants to News Communications as follows:

         (a) He is not aware of any medical condition that would preclude News Communications from obtaining insurance upon his life at standard rates or which would reasonably be expected to have an adverse influence upon the decision of News Communications to enter into this agreement; and

         (b) To the best of his knowledge, he is under no restriction, contractual or otherwise, that would prohibit him from entering into this Agreement or which would be breached by his entry into this Agreement.

         Section 3.17. Tolchin's Rights to Inspection. Upon reasonable notice to News Communications, Tolchin have the right to inspect during normal business hours all books, records, invoices and other accounting documentation of The Hill or any of the other Newspaper businesses owned by News Communications (provided that such books, records, invoices and other documentation relate to the business of The Hill).

         Section 3.18. Registration Rights: Securities Offerings.

         (a) As used in this Section, the term "Stock" shall mean the shares of common stock of News Communications issued on exercise of any of the Options. News Communications agrees that Tolchin shall have the right to have the Stock included in any Registration Statement filed by News Communications at News Communications' sole cost and expense (except underwriting discounts, selling commissions and the fees and expenses of Tolchin's own counsel). News Communications shall give Tolchin at least thirty (30) days prior written notice of any such filing and Tolchin shall be required to respond as to whether Tolchin would like the Stock (either all or a portion thereof) included within twenty (20) days of being so notified. Notwithstanding the forgoing, if the offering to which the Registration Statement relates is not on Form S-8, is to be underwritten and if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten and such determination is made by the underwriter in writing and in good faith and provided to Tolchin, then the number of shares of Stock together with the shares of any proposed selling shareholders to be included shall be reduced pro rata on the basis of the number of shares owned by such holders, or there shall be no inclusion of any selling shareholders' securities in the registration statement, in accordance with such determination by the underwriter unless any holder of securities to be included in such Registration Statement has contractual rights which preclude a limitation in the number of shares to be sold, in which case the number of shares of Stock to be included in such Registration Statement shall be included only the extent that excess shares may be included. In addition to including Stock in such registration statement, News Communications shall use its best efforts (without having to undergo or incur unreasonable effort or expense or without having to qualify the shares of Stock in any jurisdiction which would require News Communications to qualify to do business in such jurisdiction or would require News Communications' directors, officers or employees to consent to service of process or escrow shares) to qualify for sale under the securities or blue sky laws of such states and jurisdictions within the United States as Tolchin may reasonably request. For purposes of this Agreement, "Registration Statement" means a registration statement filed by News Communications for a public offering and sale of securities of News Communications (other than a registration statement on Form S-4, or its successor, any other form for a limited purpose, any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation or a registration statement on Form S-3 solely for the purpose of registering shares issued in a non-underwritten offering in connection with a merger, combination or acquisition). Registration Statement shall specifically include a registration statement on Form S-8 if the stock is eligible for inclusion therein.

         News Communications shall indemnify and hold harmless Tolchin and any underwriter for Tolchin against any losses, claims, damages, liabilities or expenses (including, but limited to, reasonable attorneys' fees and disbursements), joint or several, to which Tolchin or such underwriter becomes subject, under the Securities Act of 1933 ("Act") or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) are caused by any untrue statement or alleged untrue statement of any material fact contained in any preliminary prospectus (if used prior to the effective date of the registration statement) or in any registration statement, the prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that News Communications shall not be liable to any such persons in any such case to the extent that any such loss, claim, damage, liability, expense or action arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished to News Communications by Tolchin or any underwriter for Tolchin expressly for inclusion in any of the foregoing documents or if it notifies Tolchin that the Prospectus used in connection with the Registration Statement cannot be used for the sale of shares of Stock.

         Tolchin shall indemnify and hold harmless News Communications, each of its directors, each of its officers who has signed a registration statement, each person, if any, who controls News Communications within the meaning of the Act and any underwriter for News Communications, against any losses, claims, damages, liabilities and expenses (including legal and other expenses of defense), joint or several, to which News Communications or any such director, officer, controlling person or underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) are caused by any untrue or alleged untrue statement of any material fact contained in any preliminary prospectus (if used prior to the effective date of the registration statement) or in any registration statement, the prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that Tolchin shall not be liable to any such persons in any such case to the extent that any such loss, claim, damage, liability, expense or action arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with information furnished by News Communications or any underwriter for News Communications expressly for inclusion in any of the foregoing documents.

         (b) News Communications shall provide all necessary documentation and information and otherwise use its best efforts to cooperate with all requests Tolchin or other third parties may make in connection with Tolchin's sale from time to time of the Stock in accordance with all state and federal securities laws.

         IN WITNESS WHEREOF, News Communications has caused this Agreement to be signed by its duly authorized officer and Tolchin has signed this Agreement as of the date hereof.

                                     NEWS COMMUNICATIONS, INC.
         MARTIN TOLCHIN

         /s/ Martin Tolchin          By: /s/ Steve Farbman
         ------------------              ------------------
                                          Steve Farbman
                                          President and Chief Executive Officer